Exhibit 11(a)


                              THE SCOTTS COMPANY


               Computation of Net Income (Loss) Per Common Share
                              Primary (Unaudited)
                (Dollars in thousands except per share amounts)


                                                      For the Three Months Ended
                                                      December 31   December 30,
                                                         1994           1995
                                                         ----           ----
Net loss for computing net loss
   per common share:

Net loss .........................................       $(4,598)       $(7,174)

Preferred stock dividend .........................          --           (2,436)
                                                         -------        -------

Net loss applicable to common shares .............       $(4,598)       $(9,610)
                                                         =======        =======

Net loss per common share ........................       $  (.25)       $  (.51)
                                                         =======        =======




                    Computation of Weighted Average Number
                   of Common Shares Outstanding (Unaudited)


                                                   For the Three Months Ended
                                                   December 31,  December 30,
                                                      1994           1995
                                                     -----           ----
Weighted average number of
    shares for computing net loss
    per common share                              18,667,064(1)   18,688,934 (1)
                                                  ==========      ==========

___________________
(1) On a fully diluted basis, weighted average shares outstanding did not differ from the primary calculation due to the anti-dilutive effect of common stock equivalents in a loss period.


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